Exhibit 10.18

ADVISORY SERVICES AGREEMENT

This ADVISORY SERVICES AGREEMENT (hereinafter referred to as this “Agreement”), dated and effective as of April 1, 2007, is made by and between API Advisory, LLC, a Texas limited liability company (hereinafter referred to as the “Advisor”) and American Physicians Insurance Company, a Texas insurance company (hereinafter referred to as “Insurer”).

RECITALS

WHEREAS, the Advisor is able and qualified to provide advisory and consulting services to Insurer as are set forth in this Agreement; and

WHEREAS, Insurer desires to contractually engage the Advisor to provide advisory and consulting services in connection with its operations, as more particularly specified hereinafter in this Agreement; and

WHEREAS, the Advisor desires to perform such advisory and consulting services for Insurer in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

ADVISORY SERVICES

1.1 ENGAGEMENT OF ADVISOR. Insurer hereby engages the Advisor to provide, with respect to Insurer and its operations, the advisory and consulting services hereinafter specified, and the Advisor hereby accepts such engagement upon the terms and conditions set forth herein and agrees to provide such advisory and consulting services in accordance herewith.

1.2 ADVISORY SERVICES. The Advisor shall provide the following advisory and consulting services to the Insurer as set forth in Article II below, subject, however, to the following:

(a)	The Advisor shall perform its responsibilities, duties, and functions in a manner consistent with the policies established by the Articles of Incorporation of Insurer, the Bylaws of Insurer and the Board of Directors of the Insurer (“Board”).

(b)	Nothing in this Agreement shall be construed to be a delegation from Insurer to the Advisor of any power or authority required by any applicable statute or regulation to be exercised directly by Insurer.

(c)	It is agreed and understood by and between the parties hereto that the Advisor is associated with Insurer, for purposes of this Agreement, only for the purposes and to the extent set forth herein, and that the relationship of the Advisor to Insurer with respect to its duties, functions, and responsibilities under this Agreement shall, during the term hereof, be that of an independent contractor. This Agreement shall not be construed as an agreement of employment, a partnership, or any other form of business entity, or as creating any other type of relationship than the contractual relationship expressly specified herein.

ARTICLE II

DUTIES, AUTHORITIES, AND FUNCTIONS OF THE ADVISOR

2.1 ADVISORY BOARD MEMBERS. The Insurer shall have an Advisory Board of Directors (“Advisory Board”), which Advisory Board shall meet concurrently with the Board and have full access to information as provided to the Board (excluding Board deliberations related to this Agreement). The Advisory Board shall provide advice and counsel to the Board on matters coming before the Board or otherwise specifically requested by the Board. The Board and Advisory Board will meet not less than three (3) times per year. At least one Board meeting per year will be held away from the principal offices of Insurer and last up to three (3) days, and the Advisory Board will meet concurrently at these meetings also, subject to reimbursement of expenses associated therewith by Insurer pursuant to Section 3.2.

(a)	The Advisor shall provide persons to serve on the Advisory Board. The Advisor shall determine, subject to the terms of this Agreement, the number of persons, not to exceed nine (9) persons, who shall to serve on the Advisory Board. The Advisory Board shall have the right and opportunity to participate in Board discussions, but in no event shall the Advisory Board members have any right to vote on matters brought before the Board for a vote. The Advisor shall retain the sole right to remove or appoint substitute persons to serve as members of the Advisory Board as it deems necessary to fulfill its obligations under this Agreement.

(b)	Insurer’s sole shareholder may, at its sole election, but is not required to, appoint one or more Advisory Board members to serve as a member of the Board, in which event such person shall have the rights and obligations of a member of the Board. Furthermore, upon such an appointment, the number of persons the Advisor shall provide to serve on the Advisory Board pursuant to this Section 2.1 shall be reduced by the number of representatives of Advisor who are then serving as a member of the Board. Furthermore, no person shall serve or be compensated as both a member of the Board and as a member of the Advisory Board at the same time.

(c)	The members of the Advisory Board (and any member of the Advisory Board appointed to the Board by the Insurer) provided by the Advisor shall be compensated directly by the Insurer for their service as a member of the Advisory Board. The compensation paid to such Advisory Directors shall initially be $2500 per meeting per day (or $1250 for meetings lasting one-half a day) or $250 per hour for meetings attended by telephone. The per meeting compensation is (i) payable for actual attendance at Advisory Board meetings held concurrently with the Board only and (ii) also applicable for attendance at duly called committee meetings pursuant to Section 2.2. The Advisor may increase the per meeting compensation annually by giving sixty (60) days written notice to Insurer, but in no event shall any such increase exceed the Annual Increase Cap. The “Annual Increase Cap” means an amount equal to the lesser of (x) 10% of the amount paid for the applicable service in the prior year or (y) the percentage increase in the CPI during the prior year. The “CPI” as used herein shall mean the Consumer Price Index for All Urban Consumers, U.S. City Average (All Items; Base Year 1982 = 100) published by the United States Department of Labor, Bureau of Labor Statistics for the immediately preceding year.

2.2 COMMITTEE MEMBERS. The Advisor shall further be obligated to provide persons to serve on certain committees of the Insurer, which persons shall be selected by Advisor from among those persons provided by Advisor to serve on the Advisory Board. A person may serve on both the Advisory Board and one or more committees. The committees will meet at such times as shall be determined by Insurer; provided, the Claims Committee will meet at least once per month, unless otherwise agreed by the parties, the Physician Liaison Committee will meet when and only if the Claims Committee meets, and the other committees (excluding the Political Affairs Committee, which meets as needed only) will meet at least once per quarter. The committees of the Insurer and the maximum number of persons to be provided by the Advisor for such committees are as follows:

Claims Committee	up to 9 persons;

Finance Committee	up to 4 persons;

Ethics and Internal Affairs Committee	up to 4 persons;

Underwriting Committee	up to 4 persons;

Physician Liaison Committee	up to 9 persons; and

Political Affairs Committee	1 person.

2.3 MEDICAL DIRECTOR. The Advisor shall retain, compensate and provide to Insurer a person fully qualified to serve as the Medical Director of Insurer. The Advisor shall retain the sole right to remove or appoint substitute persons to serve as the Medical Director as the Advisor, in its sole discretion, deems necessary to fulfill its obligations under this Agreement. Notwithstanding the foregoing, the Medical Director shall be subject to the operational authority of the chief executive officer of Insurer and the Board. Insurer shall reimburse Advisor for all costs of compensation and reasonable benefits incurred by Advisor in connection with the provision of the Medical Director. The parties acknowledge and agree that (i) the aggregate reimbursement due for compensation (excluding insurance and retirement benefits) under this Section for the first year of this Agreement is $185,000, and (ii) the maximum increase for each subsequent year shall not exceed the Annual Increase Cap. Reasonable benefits include reasonable vacation and sick leave (included in the compensation amounts described in the preceding sentence), reasonable health, dental, life and long-term disability insurance and a 401K plan. The Medical Director shall not be entitled to any further compensation under Section 2.1 for attendance at Advisory Board or committee meetings.

2.4 EXECUTIVE SECRETARY. The Advisor shall retain, compensate and provide to Insurer a person fully qualified to serve as the Executive Secretary of Insurer. The Advisor shall retain the sole right to remove or appoint substitute persons to serve as the Executive Secretary as the Advisor, in its sole discretion, deems necessary to fulfill its obligations under this Agreement. Notwithstanding the foregoing, the Executive Secretary shall be subject to the operational authority of the chief executive officer of Insurer and the Board. Insurer shall reimburse Advisor for all costs of compensation and reasonable benefits incurred by Advisor in connection with the provision of the Executive Secretary. The parties acknowledge and agree that (i) the aggregate reimbursement due for compensation (excluding insurance and retirement benefits) under this Section for the first year of this Agreement is $62,500, and (ii) the maximum increase for each subsequent year shall not exceed the Annual Increase Cap. Reasonable benefits include reasonable vacation and sick leave (included in the compensation amounts described in the preceding sentence), reasonable health, dental, life and long-term disability insurance and a 401K plan. The Executive Secretary shall not be entitled to any further compensation under Section 2.1 for attendance at Advisory Board or committee meetings.

2.5 LIMITS TO ADVISOR AUTHORITY. The Advisor agrees that it shall neither have authority to, nor shall it make, invest, or obligate, or commit to make, invest, or obligate on behalf of Insurer any capital expenditure, investment, indebtedness, obligation, cost, or expense except for those reimbursement and compensation obligations of Insurer specifically provided for herein.

ARTICLE III

FEES AND EXPENSES

3.1 PAYMENT OF ADVISORY FEES. Insurer shall pay to Advisor all fees, expenses and other amounts owed to Advisor pursuant to the terms of this Agreement within thirty (30) days after the date of Advisor’s invoice. All amounts payable by Insurer hereunder shall be paid in United States dollars at Insurer’s address for notice or at such other address as may be specified by Insurer from time to time, without any setoff or deduction. Insurer agrees to pay interest at the rate of one and one-half percent (1.5%) per month, or the maximum legal rate allowed by law, whichever is less, on any outstanding balance due to Advisor for such time as the outstanding balance remains past due.

3.2 ADMINISTRATIVE EXPENSES. Insurer shall bear responsibility for reimbursement of all reasonable out-of-pocket costs and expenses incurred by Advisor in the performance of its obligations under this Agreement, including, without limitation, all reasonable costs incurred by the Advisor for the travel and lodging of the Advisory Board members incurred in connection with the performance of Advisor’s duties under this Agreement.

3.3 ADVANCEMENT OF FEES AND EXPENSES. Without limiting the Advisor’s right to reimbursement of any amounts as provided in this Agreement, the Advisor shall be entitled to direct Insurer to pay directly any amounts for which reimbursement would otherwise be due hereunder, and Insurer agrees to pay such amounts directly to the extent legally permissible.

ARTICLE IV

COVENANTS

4.1 COVENANT REGARDING OWNERSHIP OF MATERIALS. All published reports, documents and materials prepared by the Advisor in connection with its duties, responsibilities and functions under this Agreement shall be the property of Insurer. Insurer will allow the Advisor reasonable access to and use of all documents and materials maintained at its offices necessary for the Advisor to perform its responsibilities, functions and duties required by this Agreement.

4.2 COVENANT REGARDING EMPLOYEES. It is agreed that, while this Agreement is in effect, Insurer and any of its officers, board members and affiliates (other than the Advisor and its affiliates) will not hire or otherwise contract for services with any employee of the Advisor except as provided under this Agreement.

4.3 COVENANT REGARDING SERVICES FOR AFFILIATES OF INSURER. In the event that any Affiliate (defined below) of the Insurer is engaged in the business similar to that of Insurer or offering insurance products of the same business line as those offered by Insurer, then the Advisor shall be required to provide to such affiliate services identical to those provided to Insurer under the terms of this Agreement, but without any additional consideration. For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person, and the term “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

4.4 NON-INTERFERENCE WITH BUSINESS RELATIONS. Advisor agrees that during the Term (as hereinafter defined) Advisor shall not, directly or indirectly, (a) solicit, advise, persuade or otherwise induce any person to participate in or with any entity or person which provides services comparable to those provided by the Insurer, (b) do anything intentionally to discredit or otherwise injure the reputation or goodwill of the Insurer or any of its affiliates, (c) solicit, induce or attempt to solicit or induce any current or prospective client, customer, company, independent contractor, policyholder, subscriber, or any other business relation of the Insurer (or any affiliate) to cease or reduce the level of business between such business relation and the Insurer (or any affiliate), (d) influence, induce, or encourage, or attempt to influence, induce or encourage, any person who is a current or prospective employee of the Insurer to leave the employment of the Insurer, or (e) in any way interfere with the Insurer’s (or any affiliates’) relationship with any customer, employee, independent contractor, policyholder, subscriber, or any other business relation of the Insurer or affiliate.

4.5	NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

(a)

During the Term, Advisor will have access to Confidential Information, including Confidential Information Advisor has not accessed prior to the date of this Agreement. Advisor recognizes that the Insurer’s business interests require the fullest practical protection and confidential treatment of the Confidential Information. At all times during the Term and thereafter, Advisor will hold in strictest confidence and will not disclose, use, provide access to, or publish any Confidential Information, except as such disclosure, use or publication may be required in connection with Advisor’s services for the Insurer or as required by law or legal process. Advisor agrees that all Confidential Information, whether prepared by Advisor or otherwise coming into Advisor’s possession, shall remain the exclusive property of the Insurer during Advisor’s employment with the Insurer. Advisor will obtain the Insurer’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to Advisor’s work at the Insurer, any Confidential Information and/or any material that incorporates any Confidential Information. Advisor hereby assigns to the Insurer any rights Advisor may have or acquire in such Confidential Information and recognizes that all Confidential Information is the sole property of the Insurer and its assigns.

(b)	“Confidential Information” means all information, not generally known within the relevant trade group or by the public, including all Work Product (as defined below), business plans, training materials, software programs, promotional materials, illustrations, designs, plans, data bases, sources of supply, customer lists, supplier lists, trade secrets, and all other valuable or unique information and techniques acquired, developed or used by the Insurer relating to its business, operations, suppliers, information systems, employees and customers, regardless of whether such information is in writing, on computer disk or disk drive or in any other form. Advisor expressly acknowledges and agrees that Confidential Information constitutes trade secrets and/or confidential and proprietary business information of the Insurer (or its affiliates, customers or suppliers, as the case may be). Confidential Information shall not include information which is or becomes generally available to the public other than through disclosure by Advisor or by any other person or entity under a duty or obligation to maintain the confidentiality thereof.

(c)	Advisor understands that violation of any non-disclosure provision of this Agreement shall be a material breach of this Agreement.

4.6 REASONABLENESS OF RESTRICTIONS. Advisor acknowledges and agrees that the restrictions imposed upon Advisor by this ARTICLE IV and the purposes for such restrictions are reasonable and are designed to protect the trade secrets, confidential and proprietary business information and the future success of the Insurer and its affiliates without unduly restricting Advisor. Advisor specifically recognizes and affirms that the restrictive covenants contained in this ARTICLE IV are material and important terms of this Agreement.

4.7 SEVERABILITY. The covenants set forth in this ARTICLE IV each constitute separate agreements independently supported by good and adequate consideration. If a court of competent jurisdiction determines that any restriction in a clause or provision of this ARTICLE IV is void, illegal, or unenforceable, the other clauses and provisions of this ARTICLE IV shall remain in full force and effect.

4.8 RETURN OF THE INSURER PROPERTY. Upon termination or expiration of this Agreement for any reason, Advisor will promptly (within twenty-four (24) hours) deliver to the Insurer any and all Confidential Information, drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof and any other material containing or disclosing any works made for hire, or third party information. Advisor further agrees that any property situated on the Insurer’s premises and owned by the Insurer including computers, computer disks and computer hard disk drives and other computer storage media, filing cabinets or other work areas, is subject to inspection by the Insurer personnel at anytime with or without notice.

4.9 APPLICABILITY TO REPRESENTATIVES. Advisor acknowledges and agrees it will be responsible for compliance with, and any violation of, a covenant set forth in ARTICLE IV by its employees, officers, members, agents or representatives, including without limitation any person provided by Advisor to serve as a member of the Advisory Board or any committees of Insurer.

ARTICLE V

TERMINATION

5.1 TERMINATION OF AGREEMENT. This Agreement shall terminate upon the first to occur of any of the following:

(a)	The mutual agreement, in writing, of the parties hereto;

(b)	A default in the performance or breach of any material term, condition, covenant, duty, responsibility, or function contained in this Agreement, which default or breach shall continue for a period of ninety (90) days after written notice to the party committing such default or breach by the other party stating the specific nature of such default or breach and requiring it to be remedied; provided, however, if such default cannot be reasonably cured within such 90-day period, the length of such cure period shall be extended for the period reasonably required therefor if the defaulting party commences covering such default within such 90-day period and continues the curing thereof with reasonable diligence and continuity.

(c)	The giving of one hundred eighty (180) days written notice of termination by either party to the other (with or without cause) which notice may be given only during the ninety (90) day period that is between two hundred seventy (270) and one hundred eighty (180) days prior to expiration of the Initial Term of this Agreement (the “Termination Notice Period”); provided, however, if such notice is given by Insurer, such termination shall be conditioned upon Insurer’s satisfaction of the requirements of Section 5.3.

In the event of a termination of this Agreement prior to the expiration of the Additional Term (as defined below), the party initiating such termination shall provide written notice to the Texas Department of Insurance simultaneous with such notice being provided to the other party to this Agreement.

5.2 TERM OF AGREEMENT. The term of this Agreement shall commence on April 1, 2007, and end on December 31, 2011 (the “Initial Term”). Unless terminated as provided by Section 5.1(b) or (c), the term of the Agreement shall extend for a second five-year term, commencing on January 1, 2012 and ending on December 31, 2016 (“Additional Term” and together with the Initial Term, the “Term”). Without limiting the foregoing, the Insurer shall provide the Texas Department of Insurance notice at the end of the Termination Notice Period if this Agreement has not been terminated as provided herein. The parties acknowledge and agree that the Texas Department of Insurance shall have the right during the thirty (30) days following the end of the Termination Notice Period to provide notice of its intent to review and approve this Agreement prior to the commencement of the Additional Term.

5.3 NON-COMPETE AGREEMENTS UPON TERMINATION. Upon the termination of the Agreement for any reason other than termination pursuant to Section 5.1(a) or the expiration of the Additional Term without a written agreement between the Advisor and the Insurer to extend this Agreement, then the Advisor shall be required to execute a non-compete agreement in favor of Insurer and shall undertake best efforts to obtain written non-compete agreements in favor of Insurer from each member of the Advisory Board (or representative of Advisor appointed to the Board) serving in such capacity as of the date of termination. Upon receipt of each such written non-compete agreement in substantially the form attached hereto as Exhibit A, Insurer shall be obligated to pay the sum of $200,000 (“Non-Compete Payment”) to each member of the Advisory Board who provides such written non-compete agreement to the Insurer. In addition, Insurer shall be obligated to pay a Non-Compete Payment to the Advisor upon the Advisor’s delivery of an executed non-compete agreement to Insurer in substantially the form attached hereto as Exhibit A.

ARTICLE VI

FURTHER OBLIGATIONS

6.1 INSURANCE. Insurer shall maintain customary officers and directors’ liability insurance with an endorsement naming the Medical Director and Advisory Directors as additional insureds thereunder.

ARTICLE VII

MISCELLANEOUS

7.1 CAPTIONS. The captions and headings used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof, nor shall they be utilized in the construction or interpretation of this Agreement.

7.2 NOTICES. Whenever this Agreement or law requires or permits any consent, approval, notice, request, or demand, from one party to another, such consent, approval, notice, request, or demand must be in writing to be effective, and shall be deemed to have been given on the earlier of (i) receipt, or (ii) the third business day after it is enclosed in an envelope, addressed to the party to be notified at the address stated below (or at such other addresses as may have been designated by written notice in accordance with this Section), properly stamped, sealed and deposited in the United States mail, certified, return receipt requested. The initial address of each party for the purposes of this Agreement is as listed for that party on the signature page hereof.

7.3 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable during the term of this Agreement, including any renewal hereof, such provision shall be fully severable from the other provisions hereof. This Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

7.4 AMENDMENTS. This Agreement may be amended at any time and from time to time in whole or in part by an instrument in writing setting forth the particulars of such amendment duly executed by an authorized officer of each of the parties. Any amendments to this Agreement or increases in compensation to be paid hereunder are subject to review and approval by the Texas Department of Insurance.

7.5 ASSIGNMENT. Neither this Agreement nor any rights or obligations of any party hereunder may be transferred or assigned by such party without the prior written consent of the other party.

7.6 ENTIRE AGREEMENT. This Agreement (including any instruments, documents, agreements, schedules and exhibits delivered pursuant hereto) constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, if any, relating to the subject matter hereof.

7.7 LAWS GOVERNING. This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas.

7.8 BINDING AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, successors and assigns.

7.9 WAIVERS AND CONSENTS. One or more waivers of any covenant, term, or provision of this Agreement by any party, shall not be construed as a waiver of any subsequent default or breach of the same covenant, term, or provision, nor shall it be considered as a waiver of any other then existing or subsequent default or breach of a different covenant, term, or provision. The consent or approval by either party to or with respect to any act by the other party requiring such consent or approval shall not be deemed to be a waiver or render unnecessary consent to or approval of any subsequent similar act. No custom or practice of either party shall constitute a waiver of either party’s rights to insist upon strict compliance with the terms of this Agreement. Pursuit by a party of any remedy provided in this Agreement shall not preclude the pursuit by such party of any of the other remedies provided by law or at equity.

7.10 MULTIPLE COUNTERPARTS. This Agreement shall be executed in a number of identical counterparts, each of which, for all purposes, is deemed to be an original, and all of which constitute, collectively, the Agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

7.11 GUARANTY OF APSG. American Physician Service Group, Inc. hereby guarantees all obligations of Insurer hereunder and executes this Agreement solely to evidence such guaranty.

IN WITNESS WHEREOF, this Agreement is effective as of the date first written above.

API ADVISORY, LLC

By:	/s/ Norris C. Knight Jr., M.D.
Title:	President
Address for Notice:	8700 Silverhill Lane
Austin, TX 78759

AMERICAN PHYSICIANS INSURANCE COMPANY

By:	/s/ Marc J. Zimmermann
Title:	SVP, Secretary and CFO
Address for Notice:	1301 S. Capital of Texas Highway
Suite C-300
Austin, TX 78746

[SOLELY FOR THE PURPOSES SPECIFIED IN SECTION 7.11:]

[AMERICAN PHYSICIANS SERVICE GROUP, INC.]

By:	/s/ W.H. Hayes
Title:	Sr. Vice President
Address for Notice:	1301 S. Capital of Texas Highway
Suite C-300
Austin, TX 78746

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EXHIBIT “A”

Form of Non-Compete Agreement

NONCOMPETE AND CONFIDENTIALITY AGREEMENT

THIS NONCOMPETE AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is entered into effective the              day of                     , by                      (“Advisor”), in favor and for the benefit of [American Physicians Insurance Company], a Texas insurance company (“Company”), and the parties agree as follows:

1.	Recitals.

(a) This Agreement is executed pursuant to that certain Advisory Services Agreement (the “ASA”) dated effective                  , 2006, by and among API Advisory, LLC (“API Advisory”) and the Company;

(b) Capitalized terms used in this Agreement which are not otherwise defined are used with the same meanings given such terms in the ASA;

(c) Company is in the business of selling and servicing medical malpractice insurance policies to health care providers (the “Business”);

(d) Prior to the date of this Agreement, Advisor has served as a consultant and advisor to the Company and has been integrally involved in the operation and development of the Business;

(e) It is fair and reasonable for the Company to take steps to protect the goodwill of the Company, and its customers, suppliers and employees, following the termination of the ASA;

(f) Each of Advisor and Company acknowledges that it, she or he has received, good, valuable, present and sufficient consideration to support its or his obligations under this Agreement.

2.	Noncompetition.

Advisor expressly agrees, confirms, represents and covenants for the benefit of Company, as follows:

(a) For the period set forth below (the “Noncompete Period”) Advisor shall not engage in competition in the Business with Company, or any of its successors or affiliates, within the Applicable Territory (defined below), and in particular, Advisor shall not, as owner, operator, advisor, employee, consultant, independent contractor, agent, salesperson, officer, director, shareholder, investor, guarantor, partner or member of a joint venture, or otherwise, directly or indirectly, engage in any manner in the Business within the Applicable Territory. For purposes of this Agreement, the term “Applicable Territory” shall mean and include any state in the United Sates of America in which the Company is doing business as of the date of this Agreement; and,

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(b) The “Noncompete Period” shall begin as the date of this Agreement and end five (5) years following the date of this Agreement; and

(c) During the Noncompete Period, Advisor shall not solicit or encourage any employee, distributor, supplier or customer of the Company to modify or discontinue his, her or its relationship with the Company or the Business; and,

(d) Advisor agrees to return all tangible Confidential Information to the Company at the inception of this Agreement, without retaining any copies, summaries or extracts thereof. During and after the Noncompete Period, Advisor shall not use or divulge to any person or entity any Confidential Information of the Company. “Confidential Information” means all information, not generally known within the relevant trade group or by the public, including all Work Product (as defined in the ASA), business plans, training materials, software programs, promotional materials, illustrations, designs, plans, data bases, sources of supply, customer lists, supplier lists, trade secrets, and all other valuable or unique information and techniques acquired, developed or used by the Insurer relating to its business, operations, suppliers, information systems, employees and customers, regardless of whether such information is in writing, on computer disk or disk drive or in any other form. Advisor expressly acknowledges and agrees that Confidential Information constitutes trade secrets and/or confidential and proprietary business information of the Insurer (or its affiliates, customers or suppliers, as the case may be). Confidential Information shall not include information which is or becomes generally available to the public other than through disclosure by Advisor or by any other person or entity under a duty or obligation to maintain the confidentiality thereof; and

(e) The covenants and agreements of Advisor set forth in this Agreement are ancillary to an otherwise enforceable agreement and supported by independent valuable consideration, and the limitations as to time, geographic area and scope of activity to be restrained are reasonable and acceptable to Advisor, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of the Company; and,

(f) If, at some later date, a court of competent jurisdiction determines that any of the provisions set forth in this Agreement do not meet the criteria for enforceability under applicable law, Advisor agrees that this Agreement shall be deemed without further action to be modified to the minimum extent necessary so as to be enforceable to the maximum extent permitted by applicable law, and such court is authorized and requested to reform this Agreement accordingly.

(g) Notwithstanding any term of this Agreement to the contrary, nothing in this Agreement shall in any way restrict the right or ability of Advisor to practice medicine.

3.	Remedies.

Advisor acknowledges that any breach by her or him of this Agreement will result in irreparable harm to the Company with respect to which no adequate remedy at law shall exist.

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Accordingly, in addition to any other remedies available to the Company with respect to any actual or threatened breach of this Agreement, Advisor consents to the entry of any temporary and permanent injunctive relief, together with temporary restraining orders ancillary to the same. Advisor waives any requirement for posting of any bond or other security in connection with any enforcement action by the Company.

4.	Governing Law.

This Agreement shall be interpreted in accordance with the laws of the State of Texas, without regard to its principles of conflicts of law, which state shall have jurisdiction of the subject matter hereof.

5.	Modification.

The covenants and/or provisions of this Agreement may be modified or waived only by any subsequent written agreement signed by both parties.

6.	Counterparts.

This Agreement may be executed in two or more counterparts, and each counterpart shall be deemed an original, but all counterparts shall together constitute a single instrument.

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